Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

First Industrial Realty Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock of Registrant, par value $0.01 per share, issuable under First Industrial Realty Trust, Inc. 2024 Stock Incentive Plan	Other	2,015,820	$45.92	$92,566,454	$0.00014760	$13,662.81
Total Offering Amounts					$92,566,454		$13,662.81
Total Fee Offsets							—
Net Fee Due							$13,662.81

(1)Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of shares to be offered or sold pursuant to the employee benefit plan described herein (additional shares as may be issuable under the First Industrial Realty Trust, Inc. 2024 Stock Incentive Plan by reason of certain corporate transactions involving the Registrant or the shares of common stock of the Registrant, including and stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares).
(2)Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, solely for the purpose of calculating the registration fee herein, based upon the average of the high and low prices for the Registrant’s shares of common stock as reported on the New York Stock Exchange on April 30, 2024.